Exhibit 10.1

Lamb Weston	T 208 938 1047
599 South Rivershore Lane	F 208 388 4299
Eagle, ID 83616
www.lambweston.com

Personal & Confidential

November 8th, 2016

Dear Rob:

It is my pleasure to offer you the position of Chief Financial Officer, Lamb Weston with a start date of TBD. The details of this offer are as follows:

•	Annual Salary: $500,000 payable biweekly, less required withholdings and authorized deductions.

•	Annual Incentive: You will be eligible to participate in the annual incentive program, in accordance with the plan’s provisions as they exist from time-to-time. Your incentive opportunity will be targeted at 80% of eligible earnings, prorated from your hire date. You will receive plan documents outlining the specifics of the incentive plan.

•	Annual Equity Program: You will be eligible to participate in the company’s annual equity program. All grant recommendations are based upon individual and company performance and subject to approval from the Human Resources Committee of the Board of Directors. The annual grant value for this position is currently targeted at $1,000,000.

•	Sign On Restricted Stock Units: Upon the approval of the Human Resources Committee of the Board of Directors, or its Delegate, you will receive a grant of restricted stock units (RSUs) valued at $500,000 subject to the provisions of the company’s current Stock Plan (or a successor plan). These RSUs will vest on the third anniversary of the grant date.

•	Relocation: You will be eligible for the Lamb Weston Relocation Program, which includes a transition support payment in accordance with the attached relocation guidebook. This is considered compensation. This payment will be tax assisted. The attached Relocation Benefits Summary outlines the details of this program.

•	Change-in-Control: In the event:

(1)	Of a sale of the Lamb Weston business to a third party prior to its spin-off from ConAgra Foods, Inc.;

Lamb Weston	T 208 938 1047
599 South Rivershore Lane	F 208 388 4299
Eagle, ID 83616
www.lambweston.com

(2)	The spin-off of the Lamb Weston business from ConAgra Foods, Inc. does not occur on or before December 31, 2016; or

(3)	The spin-off of the Lamb Weston business from ConAgra Foods, Inc. does occur but a Change in Control of Lamb Weston Holdings, Inc. occurs prior to the date such company’s Board of Directors (the “Board”) approves a change in control severance program for the benefit of executive officers, you will receive a lump sum payment equal to two times your Target Cash Compensation. “Target Cash Compensation” shall equal the sum of your annual base salary plus your target bonus as a percentage of your annual base salary for the fiscal year in which the triggering event in clause (1)-(3) occurs, provided you experience an involuntary separation from service (as described in Treasury Regulation Section 1.409A-1(n)(1)) without Cause and such involuntary separation from service occurs within eighteen (18) months following the applicable event. The lump sum payment will be made within 60 days following your separation from service.

Change in Control of Lamb Weston Holdings, Inc. means one of the following events: (1) individuals who constitute the Board immediately following the spin-off cease to constitute at least a majority of the Board, with exceptions made for anyone becoming a director with the approval of a majority of the incumbent directors; or (2) consummation of a reorganization, merger or consolidation in which Lamb Weston Holdings, Inc.’s stockholders do not retain more than 50% of the voting power of the resulting company.

“Cause” means personal dishonesty, incompetence, willful misconduct, any breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule, or regulation (other than traffic violations or similar offenses) or final cease-and-desist order, the willful commission of any act that in the judgment of the Board would likely cause substantial economic damage to Lamb Weston Holdings, Inc. or substantial injury to its business reputation, or material breach of any provision of any agreement between you and Lamb Weston Holdings, Inc. or ConAgra Foods, Inc.

•	Vacation: You will be eligible for four weeks of vacation.

•	Benefits and Retirement Program: You will be eligible to participate in the company’s benefit and retirement programs, which are summarized on the attached. Additional details concerning these programs are set forth in official plan documents, which will control, should there be any conflict with this letter.

•	Contingency: This offer is contingent upon your successful completion of our pre-employment drug screening and comprehensive background screening.

Lamb Weston	T 208 938 1047
599 South Rivershore Lane	F 208 388 4299
Eagle, ID 83616
www.lambweston.com

Upon acceptance of this offer, please sign an original copy of this letter and complete any attached addendums, if applicable, and return with the signed letter within three days of receipt, acknowledging your acceptance and anticipated employment date. Your Human Resource Representative will be in contact with you prior to your first day of employment, or you may contact Jamie Davison at 402-240- 4217.

We look forward to your favorable response, which you can indicate by signing and returning a copy of this letter. Rob, you’ve made an excellent choice and I look forward to your joining the team. I am confident you will have the opportunity to find a successful and personally rewarding career at Lamb Weston. Please telephone Kristal Hansen at 402-240-1641 if you have any questions about our offer.

Sincerely,

Tom Werner

CEO, Lamb Weston

Offer Acceptance

I accept this offer of employment. In so doing, I understand and agree that my employment with Lamb Weston is at will, that I am not employed for any specified duration and that my employment may be terminated by myself, or the Company at any time, with or without cause and with or without notice.

Signature	/s/ Robert M. McNutt	Date	11/9/16